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                                                             EXHIBIT 5.1

                                January 30, 2001


EXACT Sciences Corporation
63 Great Road
Maynard, MA  01754

         Re: Registration Statement on Form S-8 Relating to each of the 1995 Stock Option Plan, the 2000 Stock Option and Incentive Plan, and the 2000 Employee Stock Purchase Plan (collectively,
                        --------------------------------------------------------
                  the "Plans")
                  ------------

Dear Sir or Madam:

         Reference is made to the above-captioned Registration Statement on Form S-8 (the "Registration Statement") filed by EXACT Sciences Corporation (the "Company") on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933 relating to an aggregate of 3,140,371 shares of Common Stock, par value $0.01 per share, of the Company issuable pursuant to the Plans (the "Shares").

         We have examined, are familiar with, and have relied as to factual matters solely upon, copies of the Plans, the Company's Certificate of Incorporation, as amended, the Company's By-Laws, the minute books and stock records of the Company, and originals or certified copies of such other certificates, documents, records and materials as we have deemed necessary for the purpose of rendering this opinion.

         Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.


                                            Very truly yours,

                                            /s/ TESTA HURWITZ & THIBEAULT, LLP

                                            TESTA HURWITZ & THIBEAULT, LLP